Corporate Address Fannin South Professional Building, Suite 140

7707 Fannin Street

Houston, Texas 77054

t: 832.968.4888

December 6, 2021

Mr. Ignacio Nunez

Re: Terms of Separation Dear Mr. Nunez:

This letter confirms the agreement (“Agreement”) between you and Kiromic BioPharma, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1.On December 6, 2021, you, Ignacio Nunez, Chief Operating and Manufacturing Officer of Kiromic BioPharma, Inc. (the “Company”) notified the Company of your decision to resign from your position at the Company effective immediately. By this letter agreement, you acknowledge that your resignation from the Company was not due to “good cause,” but due to personal reasons and did not relate to any disagreement with the operations, policies or practices of the Company on any matters.

2.Acknowledgment of Payment of Wages: On the next regularly scheduled payroll, we will provide you a final paycheck in the amount representing all wages, salary, bonuses, commissions, reimbursable expenses, accrued PTO (balance as of 12/6/2021) and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts.

3.Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to pay you, six months of severance payable in accordance with the standard payroll schedule and subject to withholding as legally required. By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation.

4.As additional consideration, the Company shall reimburse you for the first eighteen (18) months of the premiums associated with your continuation of health insurance for you and your family pursuant to COBRA, provided you timely elect and are eligible for COBRA benefits.

Nunez, Ignacio
December 6, 2021

5.Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

6.Proprietary Information: You hereby acknowledge that you are bound by the Employee Invention Assignment and Confidentiality Agreement, and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

As a condition of your employment with the Company, you were required to abide by the Employee Invention Assignment and Confidentiality Agreement. Further, you hereby acknowledge that you are bound by it and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

7.Restricted Stock Units: Pursuant to your Restricted Stock Unit Agreement with the Company dated June 22, 2021 and the Company's 2017 Equity Incentive Plan (hereafter collectively referred to as the “RSU Agreement”), you were granted 17,710 RSUs. All of those RSUs will be vested as of your separation date. Your rights concerning the RSUs will continue to be governed by the Restricted Stock Units Agreements.

8.Stock Options: Pursuant to your Stock Option Agreement with the Company dated June 22, 2021 and the Company's 2017 Equity Incentive Plan (hereafter collectively referred to as the “SOA”), you were granted 147,038 stock options with an exercise price of

$8.47. Of the total options, 36,759 of your stock options shall be vested as of your separation date. The 36,759 options represents the number of options that would be vested twelve months following your separation date under the SOA. Your rights concerning the stock options will continue to be governed by the SOA.

9.General Release and Waiver of Claims:

a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers,

Nunez, Ignacio
December 6, 2021

shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims arising under or related to any employment agreement(s) between you and the Company, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Texas Labor Code and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b.You hereby acknowledge that you are aware of the principle that a general release does extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, may have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.

c.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

10.Covenant Not to Sue:

a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b.Nothing in this paragraph shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

c.Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

Nunez, Ignacio
December 6, 2021

11.Non-disparagement: Employee agree that they will not disparage Kiromic Biopharma and any of its products, services, owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company agrees that it will not disparage you under or in concert with any written or oral statement. The Company will provide a neutral reference to any potential new employer, this being the position held (Chief Operating and Manufacturing Officer) and starting and ending date of employment (June 7, 2021 and December 6, 2021, respectively). Nothing in this paragraph shall prohibit you or the Company's employees from providing truthful information in response to a subpoena or other legal process

12.Non-Compete Provision Waiver: The Company shall waive section 6 of the Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement component of your Executive Employment Agreement.

13.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Houston, Texas through the American Arbitration Association (“AAA”) before a single arbitrator, in accordance with the AAA’s National Rules for the Resolution of Employment Disputes then in effect, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

14.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

15.Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

16.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.

17.Complete and Voluntary Agreement: This Agreement, and the RSU Agreement, constitute the entire agreement between you and Releasees with respect to the subject matter

Nunez, Ignacio
December 6, 2021

hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

18.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

19.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original and a copy of a signature will be equally admissible in any legal proceeding as if an original.

20.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

21.Effective Date:   This Agreement is effective on the date it is signed by both parties (the “Effective Date”).

This offer of separation compensation in exchange for a release of claims will expire at 5:00 p.m. on December 8, 2021.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

Kiromic BioPharma, Inc.

By: /s/Maurizio Chiriva-Internati  Dr. Maurizio Chiriva-Internati President and CEO

READ, UNDERSTOOD AND AGREED

By: /s/Ignacio Nunez  Ignacio Nunez

Date: December 8, 2021